Robert E. Lee									EXHIBIT 99


Table I -- Non-Derivative Securities

The Reporting Person also indirectly holds 11,715 shares in the Company's 401(k) plan, 12,687 shares in the Company's Supplemental Savings & Investment Plan (SSIP), and 82,661 shares in the Company's Salary and Bonus Deferral Plan.

The Reporting Person also directly holds 34,187 shares of Restricted Stock vested and distributed under the Issuer's Long Term Incentive Plan and 6,231 shares of unvested Restricted Stock, which may vest over the next three years.

Table II -- Derivative Securities (previously reported)

The Reporting Person was granted an option on May 18, 2001 under the Issuer's Omnibus Incentive Compensation Plan to purchase
61,000 shares of the Issuer's Common Stock at $16.87 per share.

The Reporting Person was granted an option on January 24, 2002 under the Issuer's Omnibus Incentive Compensation Plan to purchase 90,000 shares of the Issuer's Common Stock at $12.24 per share.

The Reporting Person was granted an option on March 31, 2003 under the Issuer's Omnibus Incentive Compensation Plan to purchase 28,000 shares of the Issuer's Common Stock at $11.68 per share.